Exhibit 99.1

Media Contact:

Christine Wilcox

christine.wilcox@albertsons.com | 208-395-4163

Albertsons Companies Appoints Kevin Turner Vice Chairman, Senior Advisor to the CEO

BOISE, Idaho — August 7, 2017 — Albertsons Companies, LLC announced today that Kevin Turner, former Chief Operating Officer at Microsoft, has been appointed Vice Chairman of the Board of Managers of AB Acquisition LLC., its direct parent, and Senior Advisor to the Chairman and Chief Executive Officer, Bob Miller.

Turner brings decades of retail and technology experience to his new role with the company, including roles at Walmart and Microsoft. His tenure at Walmart began as a cashier in 1985 and culminated in his appointment to CEO and President of SAM’s Club and Executive Vice President of Walmart Stores, Inc., a position he served in from 2002 to 2005. During his time at Microsoft, from 2005 to 2016, Turner led a number of teams including leading Worldwide Sales and Marketing, the Retail Stores Division, Corporate Information Technology, and Operations. Key accomplishments include his leadership of the company’s Cloud Services adoption as well as the sales and marketing efforts behind Office 365.

“Albertsons Companies is building out its Digital Marketing and Information Technology teams to ensure we are best positioned to capitalize on the dynamic changes occurring in our marketplace,” said Bob Miller, Chairman and CEO. “The skill and experience of our operations team is unparalleled. Kevin’s retail acumen, commitment to innovation and leadership skills complements our team’s expertise and enhances our ability to serve our customers for many years to come.”

About Albertsons Companies

Albertsons Companies is one of the largest food and drug retailers in the United States, with both a strong local presence and national scale. We operate stores across 35 states and the District of Columbia under 20 well-known banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw’s, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen and Carrs. Albertsons Companies is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood.

Important Notice Regarding Forward-Looking Statements

This press release contains certain forward-looking statements. Statements that are not historical facts, including statements about our perspectives and expectations, are forward looking statements. The words “expect,” “believe,” “estimate,” “intend,” “plan” and similar expressions, when related to the Company and its subsidiaries, indicate forward-looking statements. These statements reflect the current view of management and are subject to various risks and uncertainties. These statements are based on various assumptions and factors, including general economic, market, industry and operational factors. Any changes to these assumptions or factors may lead to practical results different from current expectations. Excessive reliance should not be placed on those statements. Forward-looking statements relate only to the date they were made, and the Company and its subsidiaries undertake no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.